Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-8 of our report dated March 31, 2026, relating to the audit of the financial statements of RenX Enterprises Corp. (f/k/a Safe and Green Development Corporation) as of December 31, 2025 and December 31, 2024 and for the annual periods then ended, in the Annual Report filed by RenX Enterprises Corp. (f/k/a Safe and Green Development Corporation) on Form 10-K for the year ended December 31, 2025.

/s/ M&K CPAS, PLLC
www.mkacpas.com
The Woodlands, Texas

June 29, 2026